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                                                                   Exhibit 3.1.1

                           CERTIFICATE OF CORRECTION
                                     OF THE
                 AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       OF
                            WESTAR INDUSTRIES, INC.

          Westar Industries, Inc., a Kansas corporation (the "Corporation"), by its President and Secretary, acting pursuant to Sections 17-6601 and 17-6605 of the General Corporation Code of the State of Kansas, does hereby certify as follows:

1. Amended and Restated Articles of Incorporation of the Corporation were filed with the Secretary of State of Kansas on April 11, 2001. Section A of Article VIII of the Amended and Restated Articles of Incorporation contains an error in the first sentence. The reference to "Section 17-6424 of the KGCC" should be deleted and the sentence should be modified as shown below. Accordingly, the first sentence of Section A of Article VIII of the Amended and Restated Articles is hereby corrected to read as follows:

     A person who is or was a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability which may not be eliminated or limited under the KGCC.

          IN WITNESS WHEREOF, the Corporation has caused this Certificate of Correction to be executed by the President of the Corporation and attested by the Secretary of the Corporation as of the 13th day of April, 2001.


                                     /s/ Paul R. Geist
                                     __________________________
                                         Paul R. Geist
                                         President

/s/ Greg A. Greenwood
____________________________
    Greg A. Greenwood
    Secretary